Exhibit 10.5

SETTLEMENT, TERMINATION, RELEASE AND EQUITY PURCHASE AND LOAN AGREEMENT

THIS SETTLEMENT, TERMINATION, RELEASE AND EQUITY PURCHASE AND LOAN AGREEMENT (this “Agreement”) is made effective as of July 23, 2020 (the “Effective Date”), and is entered into by and among MULLEN TECHNOLOGIES, INC., a California corporation (“Mullen”), DRAWBRIDGE INVESTMENTS, LLC, a New Jersey limited liability company (“Drawbridge”) and DBI Lease Buyback Servicing LLC, a Delaware limited liability company (“DBI”). For purposes of this Agreement, Drawbridge, Mullen and DBI may be referred to individually as a “Party,” and collectively as the “Parties”.

RECITALS

A.    As of the Effective Date, Mullen owes Drawbridge and Drawbridge’s affiliates and/or related parties, including but not limited to those entities set forth on Schedule A attached hereto and incorporated herein by reference (the “Drawbridge Affiliates”), an aggregate outstanding balance of $23,831,553.98 (the “Outstanding Balance”) consisting of unpaid principal balance in the amount of $18,397,825.00 and accrued and unpaid interest in the amount of $5,433,728.98, pursuant to certain financing arrangements and related documentation (hereinafter, together the “Loans”) made by Drawbridge and/or the Drawbridge Affiliates to or for the benefit of Mullen;

B.    Pursuant to those certain Airsign Aerial Advertisement Flight Order & Agreement dated June 3, 2019 and Redrock Outdoor Advertising Display Agreement dated May 16, 2019, Mullen either has or had monetary obligations to Drawbridge and/or Drawbridge Affiliates (the “Advertising Agreements”);

C.    Pursuant to that certain Amended and Restated Asset Purchase Agreement dated September 24, 2019 by and between DBI, an affiliate of Drawbridge, and Mullen, attached hereto as Exhibit A (the “Purchase Agreement”), Mullen sold certain assets to DBI and licensed certain intellectual property related to said purchased assets to DBI (collectively, the “Assets”), as further described in the Purchase Agreement. The Purchase Agreement, the Loans and any and all amendments thereto and all other documents evidencing or securing the above shall be referred to collectively as the “Loan Documents”;

D.    Pursuant to that certain Amended and Restated Equipment Lease and Option Agreement dated September 24, 2019 by and between DBI and Mullen, attached hereto as Exhibit B (the “Option Agreement”), DBI leased back the Assets to Mullen and provided Mullen with the right to repurchase the Assets, provided that Mullen was not in default under the Option Agreement. Mullen is currently in default under the Option Agreement;

E.    As of the Effective Date, (i) Schedule B attached hereto and incorporated herein by this reference sets forth an aggregate of 29,152,500 shares of common stock of Mullen (“Common Stock”) currently owned by Drawbridge and certain of its affiliates (the “Existing Shares”); and (ii) Schedule C attached hereto and incorporated herein by this reference sets forth an aggregate of 23,566,000 shares of Common Stock previously issued by Mullen to persons or entities that are not parties to this Agreement (the “Retained Shares”) and are not being forfeited, modified, altered, or canceled by the terms of this Agreement;

F.    Pursuant to that certain Lease Agreement with Option to Purchase (the “Lease Agreement”) dated September 4, 2019, by and between 3685 N Clovis Real Estate LLC, an affiliate of Drawbridge (“Clovis”), and Mullen, Clovis has leased certain real property located in Fresno, CA to Mullen, as more specifically set forth therein;

G.    Drawbridge, or an affiliate of Drawbridge, has provided a loan to Mullen, or an affiliate of Mullen, to finance Mullen’s inventory of automobiles held for sale to the public (the “Auto Financing”) and a portion of such loan remains outstanding as of the Effective Date. Pursuant to the terms of the Auto Financing, upon any sale of an automobile, Mullen is obligated to repay Drawbridge the amount of the Auto Financing allocated to such automobile plus a 50% share of any profit recognized on such sale. As of the Effective Date, Mullen has not timely made all such payments to Drawbridge and such amounts remain due and owing to Drawbridge, which is in addition to the portion of the Auto Financing allocated to automobiles that have not yet been sold by Mullen;

H.    Drawbridge and Mullen each represent and warrant that they have all respective appropriate and necessary corporate and legal power to bind and obligate each of, as applicable, Drawbridge, the Drawbridge Affiliates, and Mullen and its affiliates, to the terms and conditions of this Agreement and that each has the power of attorney and/or signatory authority to sign on behalf of its respective affiliates;

I.    The Parties wish to advance and reorganize their respective interests by, among other things, (i) terminating and converting all outstanding obligations pursuant to the Advertising Agreements, the Loan Documents and the Option Agreement, (ii) selling the Assets to Mullen, (iii) executing a secured convertible promissory seller carry-back note (the “New Note”) in the form attached hereto as Exhibit C to finance the purchase of the Assets by Mullen from DBI, (iv) forfeiting the Existing Shares, and (v) issuing an aggregate of 69,800,000 shares of Series B Convertible Preferred Stock to Drawbridge (the “Preferred Shares”), which Preferred Shares shall be initially convertible into 69,800,000 shares of Common Stock (the “Conversion Shares” and together with the Preferred Shares, the “New Shares”) pursuant to the terms set forth in the Amended and Restated Articles of Incorporation of Mullen (the “Amended and Restated Articles”) in the form attached hereto as Exhibit D, on the terms and subject to the conditions set forth in this Agreement and in the documents attached hereto as exhibits and schedules. The New Note will be secured by a first priority lien on certain of Mullen’s assets, as more particularly described therein. Further, the New Note shall have a twenty-four (24) month term and bear interest at the rate of 28% per annum and will provide that 50% of the net proceeds (which shall be deemed gross proceeds minus direct selling costs, expenses and commissions) received, directly or indirectly by Mullen and/or its subsidiaries from the issuance of any equity or equity-linked financing (including convertible debt), less any selling commissions, will be applied towards the outstanding amounts owed under the New Note, except for the approximately up to $10 million of capital to be contributed by NetElement, Inc. in connection with a proposed reverse merger transaction. Also, the New Note will be convertible, at the option of the holder, into shares of the common stock of Mullen or Reporting Co. (as that term is defined herein), as the case may be, as more particularly described therein;

J.    The Parties expressly do not wish to (i) modify any terms of the Lease Agreement or the Auto Financing, (ii) otherwise reduce any related amounts due and owing to Clovis or Drawbridge as of the Effective Date, (iii) limit the ability of Clovis and Drawbridge to exercise all rights and remedies they may have therein; or (iv) modify any terms of the Retained Shares; and

K.    The Parties are entering into this Agreement in order to, among other things, (i) memorialize the terms of the Parties’ agreements regarding the termination and conversion of the Loan Documents and the Option Agreement, termination of all obligations owed or owing by Mullen to Drawbridge and/or the Drawbridge Affiliates under the Advertising Agreements, and amend and restate the agreement among the Parties under the terms of the New Note; (ii) provide for the forfeiture of the Existing Shares, confirming the existence and unmodified continuance of the Retained Shares, and the issuance of the New Shares; and (iii) provide for mutual releases of all claims which the Parties may have against one another in respect of the foregoing arrangements, except for those relating to or arising under the Lease Agreement or the Auto Financing, all on the terms and subject to the conditions set forth in this Agreement.

Now, therefore, for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.            CLOSING TRANSACTIONS. Simultaneously with the execution of this Agreement, the Parties hereto shall consummate the following transactions, all of which shall be deemed to occur as of the Effective Date:

1.1    Termination of Purchase Agreement, Termination of Option Agreement, and Sale of Assets. In exchange for entering into the New Note, receiving the New Shares, and Mullen fulfilling all other obligations under this Agreement, all Purchased Assets (as defined in the Purchase Agreement) purchased by DBI from Mullen pursuant to the Purchase Agreement, and all Technology (as defined in the Purchase Agreement) licensed, assigned or otherwise transferred to DBI by Mullen pursuant to the Purchase Agreement, shall be sold back to Mullen and each of the Purchase Agreement and Option Agreement shall be deemed terminated. DBI shall take any and all actions required to return the Purchased Assets and Technology to Mullen, and DBI shall bear all expenses, fees, taxes and costs of transferring back to Mullen all such assets, including intellectual property (including, without limitation, the Technology) that was licensed, assigned or otherwise transferred to DBI and/or its affiliates (including, but not limited to, Drawbridge) or registered in the name of DBI and/or its affiliates (including, but not limited to, Drawbridge), including all filing fees with the United States Patent and Trademark Office.

1.2    Reorganization of Loans and Loan Documents and Obligations under the Advertising Agreements.

1.2.1    Effective as of the Effective Date, Drawbridge, on behalf of itself and the Drawbridge Affiliates, hereby agrees to convert, reorganize, amend, and terminate the Loans, the Loan Documents and any and all outstanding obligations thereunder in their entirety in connection with entering into the New Note. In connection therewith, from and after the Effective Date, (i) Drawbridge, the Drawbridge Affiliates and/or their respective affiliates (as applicable) shall no longer be entitled to enjoy any rights, privileges, benefits and powers under, or incident to ownership of, the Loans and the Loan Documents or further to the Advertising Agreements, (ii) neither Mullen nor any of its affiliates, officers or directors shall no longer owe any further duty or obligation under, or incident to, the Loans or the Loan Documents under, or incident to, the Loans or the Loan Documents or any further duty or obligation to Drawbridge and/or the Drawbridge Affiliates under, or incident to, the Advertising Agreements, in any case, whether arising under the Loans, the Loan Documents, the Advertising Agreements or any other documents evidencing or securing the Loans or the Advertising Agreements, applicable law or otherwise.

1.2.2    Concurrently with the execution of this Agreement, Mullen shall execute the New Note attached hereto as Exhibit C and issue the Preferred Shares to finance the purchase of the Assets by Mullen from DBI.

1.3    Forfeiture of Existing Shares; Confirmation of Retained Shares. Effective as of the Effective Date, Drawbridge, on behalf of itself and the Drawbridge Affiliates, hereby agrees to irrevocably forfeit the Existing Shares, which Existing Shares shall be voided on the books and records of Mullen. In connection with the foregoing forfeiture, Drawbridge, on behalf of itself and the Drawbridge Affiliates, shall execute and deliver to Mullen the duly executed Assignment Separate from Certificate in the form of Exhibit E. Mullen hereby confirms that the Retained Shares were issued for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and such Retained Shares are validly issued, fully paid and non-assessable, shall remain issued to and registered in the name of the applicable individuals or entities set forth on Schedule C and are not being forfeited or modified under this Agreement.

1.4    Forfeiture of any Convertible Securities, Warrants or Options. Effective as of the Effective Date, Drawbridge, on behalf of itself and the Drawbridge Affiliates, hereby agrees to forfeit and void any and all convertible securities (excluding any Series A Preferred Shares held by Drawbridge and/or Drawbridge Affiliates as of the Effective Date), warrants and/or options issued to or promised to be issued to Drawbridge and/or the Drawbridge Affiliates by Mullen. Upon forfeiture, all rights and claims in respect of the convertible securities, warrants and/or options and any other agreements or instruments evidencing or promising, contractually or otherwise, the issuance of the same shall automatically terminate and be null and void in all respects.

1.5    Lease Agreement; Auto Financing. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the Lease Agreement and the Auto Financing shall remain in effect following the Effective Date and shall not be terminated or, except as expressly provided herein, otherwise be modified by this Agreement. Mullen shall execute and deliver such further instruments, documents and papers, and shall perform any and all acts (including preparing an accounting of Mullen’s inventory of automobiles and proceeds received from the sale of such inventory prior to the Effective Date), as reasonably requested by Drawbridge, in an effort to cure any unsatisfied obligations or other conditions under the Lease Agreement or Auto Financing which do, or could, constitute a default by Mullen thereunder.

2.           CONSIDERATION.

2.1    In consideration for the Parties’ agreement to consummate the transactions set forth in Section 1 above, in addition to the issuance of the New Note, the Parties agree that, effective as of the Effective Date, Drawbridge will be issued an aggregate of 69,800,000 Preferred Shares, which shall be initially convertible into 69,800,000 shares of Common Stock, which the Parties hereto acknowledge shall represent twenty five percent (25%) of the outstanding shares of Common Stock of Mullen on a fully diluted and converted basis, after forfeiture of the Existing Shares described herein.

2.2    In the event that Mullen concludes a reverse merger transaction with NetElement, Inc. or any other public reporting entity (each a “Reporting Co.”), Mullen shall provide in the reverse merger transaction for the Preferred Shares to be exchanged for an equal number of preferred shares of Reporting Co. (the “Reporting Co. Preferred Shares”), such that Drawbridge will own that percentage of the outstanding shares of Reporting Co. post reverse merger on a fully diluted and fully converted basis that it owns of Mullen as of the effective date of such reverse merger, pursuant to a certificate of designation of Reporting Co. with the same preferences, rights and privileges as those set forth in the Amended and Restated Articles;

(a)    Reporting Co. and any subsidiaries shall guarantee the New Note as primary obligor and not merely as a surety; and

(b)    50% of the net proceeds (which shall be deemed gross proceeds minus direct selling costs, expenses and commissions) received, directly or indirectly by Reporting Co. and/or its subsidiaries from the issuance of any equity or equity-linked financing (including convertible debt), will be applied towards the outstanding amounts owed under the New Note.

2.3    For avoidance of doubt, Drawbridge and/or the Drawbridge Affiliates shall retain 30,000 shares of Series A Preferred Stock of Mullen held by Drawbridge and/or the Drawbridge Affiliates as of the Effective Date and such shares shall not be included within any calculations relating to ownership percentages of Mullen or Reporting Co. pursuant to the Preferred Shares or Reporting Co. Preferred Shares.

3.           REPRESENTATIONS AND WARRANTIES; COVENANTS.

3.1    Representations and Warranties of Drawbridge. Drawbridge, on behalf of itself and the Drawbridge Affiliates, represents and warrants to Mullen that:

(a) Drawbridge has all requisite power and authority to execute and deliver, and to perform all of its obligations under this Agreement, and all instruments and other documents executed and delivered by Drawbridge in connection herewith, and has all appropriate and necessary corporate and legal power to bind and obligate each of the Drawbridge Affiliates to the terms and conditions of this Agreement and that it has the power of attorney and/or signatory authority to sign on behalf of each of them;

(b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Drawbridge and the Drawbridge Affiliates and does not and will not require any consent or approval of any other person or entity;

(c) this Agreement, when executed by the Parties, shall constitute the legal, valid and binding obligation of Drawbridge and the Drawbridge Affiliates, enforceable against each of them in accordance with its terms;

(d) Drawbridge (either directly or through the Drawbridge Affiliates) is the sole legal and beneficial holder and owner of the Loans and has not assigned or pledged any interest therein to any party;

(e) Drawbridge (either directly or through the Drawbridge Affiliates) is the sole legal and beneficial holder and owner of the Existing Shares;

(f) Drawbridge (either directly or through the Drawbridge Affiliates) is the sole legal and beneficial holder and owner of any convertible securities, warrants or options referenced in Section 1.5 herein, has never exercised nor assigned or pledged any interest in any of them;

(g) the conversion of the Loans and the Loan Documents and obligations owed or owing by Mullen to Drawbridge and/or the Drawbridge Affiliates under the Advertising Agreements pursuant to Section 1.2 and the termination of the Option Agreement pursuant to Section 1.1, no further amounts will be owed by Mullen or any of its affiliates, officers or directors, other than the amounts due under the New Note, the New Shares, the Lease Agreement, and the Auto Financing;

(h) the execution, delivery, and performance of this Agreement will not and does not violate in any material respect the provisions of any agreement to which Drawbridge and/or any of the Drawbridge Affiliates is a party or to which it is subject (including, without limitation, Drawbridge and the Drawbridge Affiliates’ respective governing documents);

(i) there are no actions, suits or proceedings, pending or threatened, before any judicial, administrative or other governmental authority that would prohibit the performance by Drawbridge or any of the Drawbridge Affiliates of this Agreement and/or the transactions contemplated hereby;

(j) Drawbridge understands that the New Shares are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the New Shares as principal for its own account and not with a view to or for distributing or reselling such New Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such New Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the New Shares in violation of the Securities Act or any applicable state securities law;

(k) Drawbridge is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act; and

(l) Drawbridge has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the New Shares, has so evaluated the merits and risks of such investment, is able to bear the economic risk of an investment in the New Shares and is able to afford a complete loss of such investment.

3.2    Representations of DBI. DBI represents and warrants to Mullen that:

(a) DBI has all requisite power and authority to execute and deliver, and to perform all of its obligations under this Agreement, and all instruments and other documents executed and delivered by DBI in connection herewith;

(b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of DBI and do not and will not require any consent or approval of any other person or entity;

(c) this Agreement, when executed by the Parties, shall constitute the legal, valid and binding obligation of DBI, enforceable in accordance with its terms;

(d) the execution, delivery, and performance of this Agreement will not and does not violate in any material respect the provisions of any agreement to which DBI is a party or to which it is subject (including, without limitation, DBI’s governing documents);

(e) none of the Purchased Assets to be returned to Mullen upon the termination of the Purchase Agreement are subject to any pledge, lien, security interest, claim or other encumbrance;

(f) upon sale of the Purchased Assets back to Mullen and the consummation of the transactions contemplated hereby, Mullen will have acquired good and marketable title in and to each of the Purchased Assets, free and clear of all liens; and

(g) there are no actions, suits or proceedings, pending or threatened, before any judicial, administrative or other governmental authority that would prohibit the performance by DBI of this Agreement and/or the transactions contemplated hereby.

3.3    Representations and Warranties of Mullen. Mullen represents and warrants to the other Parties that:

(a) Mullen is duly organized, validly existing and has all requisite power and authority to execute and deliver, and to perform all of its obligations under this Agreement, and all instruments and other documents executed and delivered by Mullen in connection herewith;

(b) the execution, delivery and performance of this Agreement and the consummation by Mullen of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the New Note and Preferred Shares and the reservation for issuance and issuance of the Conversion Shares issuable upon conversion of the Preferred Shares) have been duly authorized by all necessary action on the part of the shareholders and board of directors of Mullen and no further filing, consent or authorization is required by Mullen, its board of directors or shareholders or other governing body;

(c) this Agreement has been, and all other documents referenced under this Agreement, to which it is a party will be prior to the closing, duly executed and delivered by Mullen, and each constitutes the legal, valid and binding obligations of Mullen, enforceable against Mullen in accordance with its respective terms;

(d) the issuance of the New Note and the Preferred Shares are duly authorized and upon issuance in accordance with the terms of this Agreement has been, and all other documents referenced under this Agreement, shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof;

(e) upon conversion in accordance with the Amended and Restated Articles, the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holder being entitled to all rights accorded to a holder of Common Stock;

(f) subject to the accuracy of the representations and warranties of Drawbridge in this Agreement, the offer and issuance by Mullen of the New Shares is exempt from registration under the Securities Act and state securities laws;

(g) the execution, delivery and performance of this Agreement has been, and all other documents referenced under this Agreement, by Mullen and the consummation by Mullen of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the New Note, the Preferred Shares, the Conversion Shares and the reservation for issuance of the Conversion Shares) will not (i) result in a violation of the articles of incorporation or other organizational or charter documents of Mullen, any capital stock of Mullen or bylaws of Mullen, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Mullen is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws, rules and regulations) applicable to Mullen;

(h) Mullen is not required to obtain any consent from, authorization or order of, or make any filing or registration with any governmental entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement has been, and all other documents referenced under this Agreement, in accordance with the terms hereof or thereof;

(i) upon the filing of the Amended and Restated Articles and after giving effect to the transactions contemplated hereunder, the authorized capital stock of Mullen will consist of (1) 600,000,000 shares of Common Stock, of which 59,299,101 will be issued and outstanding, 150,025,000 will be reserved for issuance upon conversion of Series A Preferred Stock and 69,800,000 will be reserved for issuance upon conversion of Series B Preferred Stock, and (2) 71,300,250 shares of preferred stock, of which, 1,500,250 will be designated as Series A Preferred Stock and 69,800,000 will be designated as Series B Preferred Stock, of which 1,500,250 and 69,800,000 will be issued and outstanding, respectively. Except for the Series A Preferred Stock, Series B Preferred Stock and the New Note, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Mullen, or contracts, commitments, understandings or arrangements by which Mullen is or may become bound to issue additional capital stock of Mullen or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Mullen;

(j) none of Mullen’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Mullen and there are no shareholders, buy-sell, voting, or other agreements among holders of capital stock of Mullen;

(k) except for the New Note, there are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Mullen, (ii) contracts, commitments, understandings or arrangements by which Mullen is or may become bound to issue additional capital stock of Mullen or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Mullen, or (iii) securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the New Shares;

(l) there are no actions, suits or proceedings, pending or to the knowledge of Mullen, threatened, before any judicial, administrative or other governmental authority that would prohibit the performance by Mullen of this Agreement and/or the transactions contemplated hereby; and

(m) all disclosure provided to Drawbridge regarding Mullen, its business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of Mullen is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

All of the representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

3.4    Covenants of Mullen.

3.4.1    Right to Inspect. Prior to entering into this Agreement, Mullen has provided access to, and Drawbridge has had an opportunity to inspect, Mullen’s books and records, and to make copies thereof. So long as Mullen is a privately held company or has not consummated a reverse merger with a Reporting Co., and Drawbridge holds any equity of Mullen, (i) Drawbridge shall have the right, upon reasonable prior notice, from time to time during Mullen’s usual business hours, to inspect Mullen’s books and records and to make copies thereof and (ii) Mullen shall provide Drawbridge with drafts of all merger/acquisition agreements and financing arrangements prior to execution (whether term sheets, letters of intent, or definitive agreements).

3.4.2    Financial Statements. So long as Mullen is a privately held company or has not consummated a reverse merger with a Reporting Co., and Drawbridge holds any equity of Mullen, Mullen shall provide Drawbridge with a consolidated, unaudited balance sheet, statement of operations (profit/loss), statement of cash flows and statement of shareholder equity (deficit), which financial statements shall be provided quarterly and annually, within 45 days of the end of each such quarter and 90 days of the end of each such calendar year. All annual financial statements shall be audited.

3.4.3    Reservation of Shares. So long as any Preferred Shares remain outstanding, Mullen shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of Conversion Shares initially issuable upon conversion of the Preferred Shares (assuming for purposes hereof that the Preferred Shares are convertible at the initial Conversion Price (as defined in the Amended and Restated Articles).

3.4.4    Board Appointment. So long as Mullen is a privately held company or has not consummated a reverse merger with a Reporting Co., and Drawbridge holds any Preferred Shares, the Amended and Restated Articles shall provide Drawbridge with the right to appoint one member to the board of directors of Mullen. As of the Effective Date, Mullen has 5 current directors.

3.4.5    Secretary’s Certificate. At the closing, Mullen shall provide a certificate, in the form reasonably acceptable to Drawbridge, executed by the Secretary of Mullen and dated as of the closing date, as to (i) the resolutions consistent with Section 3.3 as adopted by Mullen’s board of directors in a form reasonably acceptable to Drawbridge, (ii) the Amended and Restated Articles, and (iii) the Bylaws of Mullen, each as in effect at the closing.

4.           RELEASE OF CLAIMS.

4.1    General Release/Drawbridge, DBI and the Drawbridge Affiliates. Drawbridge, DBI and the Drawbridge Affiliates, on their own behalf and on behalf of their respective affiliated entities and/or related persons, and each of their respective shareholders, members, directors, officers, managers, heirs, trustees, beneficiaries, administrators, executors, partners, joint venturers, employees, attorneys, insurers, advisors, agents, representatives, successors and assigns, and any person or entity acting by, through, or under any of them (collectively with Drawbridge, DBI and the Drawbridge Affiliates, the “Drawbridge Releasing Parties”), hereby forever release and discharge Mullen and its affiliated entities and/or related persons, and each of their respective shareholders, members, directors, officers, managers, heirs, trustees, beneficiaries, administrators, executors, partners, joint venturers, employees, attorneys, insurers, advisors, agents, representatives, successors and assigns, and any person or entity acting by, through, under or in concert with any of them (collectively with Mullen, the “Mullen Released Parties”), and each of them, from and against, and forever waive, forfeit and relinquish, each and every claim, action, demand, right, lien, covenant, agreement, contract, representation, warranty, indemnity, obligation, debt, cause of action, liability, lawsuit, litigation, loss, damage (including consequential damages and penalties), fee, cost and expense (including fees, costs and expenses of counsel), indebtedness, order and cause of action, of every and whatever type, kind, nature, description or character, whether sounding in law, equity, contract, tort, statute or otherwise, and whether or not presently or later known, unknown, existing, asserted, suspected, unsuspected, liquidated, unliquidated, fixed, contingent, matured, unmatured, anticipated or unanticipated (each, a “Claim,” and collectively, “Claims”) of every kind and nature, including any Claim which is based on, relates to or otherwise in any way arises out of or in connection with: (i) the Loan Documents and the Advertising Agreements (including, without limitation, the Loans and the Purchase Agreement); (ii) any other prior dealings between or among the Drawbridge Releasing Parties, or any of them, on the one hand, and the Mullen Released Parties, or any of them, on the other hand; and (iii) the ownership, termination and/or forfeiture of the Existing Shares and any convertible securities, warrants or options referenced in Section 1.5 herein; provided, that the foregoing release shall not apply to any Claims relating to or arising out of the Lease Agreement or Auto Financing.

4.2    General Release/Mullen. Mullen, on its own behalf and on behalf of its respective affiliated entities and/or related persons, and each of their respective shareholders, members, directors, officers, managers, heirs, trustees, beneficiaries, administrators, executors, partners, joint venturers, employees, attorneys, insurers, advisors, agents, representatives, successors and assigns, and any person or entity acting by, through, under or in concert with any of them (collectively with Mullen, the “Mullen Releasing Parties” and together with the Drawbridge Releasing Parties, the “Releasing Parties”), hereby forever releases and discharges Drawbridge, the Drawbridge Affiliates, DBI and their respective affiliated entities and/or related persons, and each of their respective shareholders, members, directors, officers, managers, heirs, trustees, beneficiaries, administrators, executors, partners, joint venturers, employees, attorneys, insurers, advisors, agents, representatives, successors and assigns, and any person or entity acting by, through, under or in concert with any of them (collectively with Drawbridge, DBI and the Drawbridge Affiliates, the “Drawbridge Released Parties”, and together with the Mullen Released Parties, the “Released Parties”), and each of them, from and against, and forever waive, forfeit and relinquish, each and every claim, action, demand, right, lien, covenant, agreement, contract, representation, warranty, indemnity, obligation, debt, cause of action, liability, lawsuit, litigation, loss, damage (including consequential damages and penalties), fee, cost and expense (including fees, costs and expenses of counsel), indebtedness, order and cause of action, of every and whatever type, kind, nature, description or character, whether sounding in law, equity, contract, tort, statute or otherwise, and whether or not presently or later known, unknown, existing, asserted, suspected, unsuspected, liquidated, unliquidated, fixed, contingent, matured, unmatured, anticipated or unanticipated (each, a “Claim,” and collectively, “Claims”) of every kind and nature, including any Claim which is based on, relates to or otherwise in any way arises out of or in connection with: (i) the Loan Documents and the Advertising Agreements (including, without limitation, the Loans and the Purchase Agreement); and (ii) any other prior dealings between or among the Mullen Releasing Parties, or any of them, on the one hand, and the Drawbridge Released Parties, or any of them, on the other hand; provided, that the foregoing release shall not apply to any Claims relating to or arising out of the Lease Agreement or Auto Financing.

4.3    Civil Code Section 1542. The Releasing Parties intend for this Section 4 to serve as a general release, and recognize that such Releasing Parties may have Claims of which such Releasing Parties are unaware and unsuspecting, but that which such Releasing Parties are nevertheless releasing and giving up by executing this Agreement and providing the general release set forth above. In furtherance of such understanding and intention, each Releasing Party acknowledges that such Releasing Party is familiar with the provisions of California Civil Code Section 1542, and the corresponding provisions of any code, statute or law of any other state having jurisdiction over such Releasing Party, and such Releasing Party waives all such provisions and applications, including those of California Civil Code Section 1542, which provides as follows:

Section 1542. (Extent of General Release.) A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4.4    Assumption of Risk. EACH PARTY HAS BEEN ADVISED, OR HAS HAD THE OPPORTUNITY TO BE ADVISED, BY SUCH PARTY’S LEGAL COUNSEL AS TO THE EFFECT OF THE RELEASE BEING PROVIDED HEREUNDER, AND EACH PARTY UNDERSTANDS THAT THE FACTS WITH RESPECT TO WHICH SUCH RELEASE IS GIVEN MAY BE DIFFERENT FROM THE FACTS NOW KNOWN OR BELIEVED BY SUCH PARTY TO BE TRUE. EACH PARTY ACCEPTS AND ASSUMES THE RISK THAT SUCH FACTS MAY TURN OUT TO BE DIFFERENT. NEVERTHELESS, EACH PARTY AGREES THAT THE RELEASE SUCH PARTY HAS PROVIDED UNDER THIS SECTION 4 SHALL REMAIN IN ALL RESPECTS EFFECTIVE AND SHALL NOT BE SUBJECT TO TERMINATION OR RESCISSION IN THE EVENT SUCH FACTS TURN OUT TO BE DIFFERENT.

4.5    Forbearance from Litigation. Each Party represents and warrants to the Released Parties that such Party does not presently have on file any complaints, charges, or claims (civil, administrative, criminal, or otherwise) with respect to any Claim that is released or purported to be released under this Agreement against any of the Released Parties in any court or forum, or before any governmental or administrative agency or entity. To the fullest extent allowed by law, with respect to any Claim that is released or purported to be released under this Agreement, each Party promises never to (i) file or prosecute a lawsuit, charge or complaint based on any such Claim, or (ii) seek any damages, remedies, or other relief by filing or prosecuting a charge with any administrative agency with respect to any such Claim. Each Party further promises to request any government agency or other body assuming jurisdiction of any such lawsuit, complaint or charge to withdraw from the matter or dismiss the matter with prejudice.

4.6    No Assignment of Claims. Each Party represents and warrants to the Released Parties that such Party has not assigned any Claim released or discharged under this Agreement, and each Party shall indemnify, defend, protect and hold harmless the Released Parties from and against any and all Claims that the Released Parties, or any of them, shall suffer or incur as a result of or arising in connection with any breach of the foregoing representation and warranty.

4.7    Survival of Obligations. Each Party acknowledges and agrees that nothing contained in this Section 4 shall release, excuse or discharge such Party from such Party’s representations, warranties, covenants, agreements, duties and obligations set forth in this Agreement (and specifically including those agreements, duties and obligations set forth in Section 1 above).

5.           ARM’S LENGTH. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. In addition, each Party has been represented, or has had an opportunity to be represented, by independent legal counsel of such Party’s own choice. Accordingly, any rule of law or any other statute, legal decision or common law principle of similar effect that would require interpretation of any ambiguity in this Agreement against the Party which drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and of this Agreement.

6.            VOLUNTARY. Each Party represents, warrants and agrees that (i) in executing this Agreement, such Party does so with knowledge of any and all rights that such Party may have with respect to the provisions of this Agreement, (ii) such Party has carefully read and considered this Agreement and fully understands its contents and the significance of its contents, (iii) such Party is entering into this Agreement of such Party’s own informed and free will, based upon its own judgment and without any coercion or fear of retaliation, and (iv) such Party has obtained, or has had an opportunity to obtain, independent legal advice with respect to this Agreement.

7.           CONFIDENTIALITY; NON-DISPARAGEMENT; NON-CIRCUMVENTION.

7.1    Confidentiality. The Parties agree to keep strictly confidential and to refrain from directly or indirectly disclosing, publicizing or disseminating to any person or entity, whether orally or in writing, (i) the scope, nature or substance of the negotiations among the Parties regarding this Agreement, or (ii) the existence, nature, scope, substance or terms of this Agreement. Notwithstanding the foregoing restrictions, a Party may disclose this Agreement or its terms (a) to such Party’s legal, tax or financial advisors on an as-needed basis, or (b) in response to a subpoena or court order issued in a court of competent jurisdiction or as otherwise required by law or legal process, in which event written notice shall be given to all other Parties sufficiently reasonably in advance of such production.

7.2    Non-Disparagement. Mullen, on behalf of the Mullen Releasing Parties, and Drawbridge and DBI, on behalf of the Drawbridge Releasing Parties, hereby agrees not to make, publish or cause to be made or published, any statement in writing or orally (which shall include all electronic communications including, without limitation, texting and communications on social media sites such as Facebook and Twitter), which reasonably could be construed as injurious to or disparaging of the business, reputation or standing of the Mullen Released Parties and Drawbridge Released Parties, respectively, or their respective Affiliates or each of their successors and assigns, each of their current and former employees, owners, officers, directors, members, agents and attorneys, in any manner likely to be injurious, disparaging or harmful to them, their business or their business or personal reputations. Nothing in this Section 7.2 shall prohibit any of the parties from testifying truthfully in any court proceeding or under any order issued by a court of law, or from rebutting false or misleading statements.

7.3    Enforceability. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable due to length of time, scope of restricted activities or breadth of geographic area, it shall, as to such jurisdiction only, be interpreted to extend only over the maximum period of time, scope of activities or geographic area as to which it may be enforceable.

7.4    Non-Circumvention. Mullen hereby covenants and agrees that Mullen and the Mullen Releasing Parties will not, by amendment of Mullen’s charter documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith carry out all of the provision of this Agreement and take all action as may be required to protect the rights of Drawbridge to receive payment in full of the New Note.

8.           NOTICES. All notices or elections required or permitted under this Agreement will be in writing and will be delivered in person, by facsimile, electronic mail or equivalent form of written telecommunication (with confirmation of delivery), or sent by certified or registered mail via the U.S. Postal service, return receipt requested, postage prepaid or by Federal Express, DHL or UPS, to the address for each Party set forth on the signature page to this Agreement or such other address as a Party may designate in a written notice served upon the other Parties in the manner provided for herein. All notices required or permitted hereunder will be deemed duly given and received (i) on the date received, if personally delivered or sent by facsimile or electronic mail, (ii) two (2) business days after being sent by Federal Express, DHL or UPS, and (iii) five (5) business days after deposit with the U.S. Postal Service, if sent by registered or certified mail.

9.           MISCELLANEOUS.

9.1    Entire Agreement. This Agreement, including its recitals, schedules, exhibits, and items referenced in this Agreement, constitutes the entire agreement among the Parties and supersedes and terminates any prior agreements, representations, warranties, or communications, whether oral or written, between and among the Parties relating to the subject matter herein.

9.2    Governing Law. New York law, without regard to conflict or choice of law principles, shall govern the construction, application and enforcement of this Agreement.

9.3    Mandatory Binding Arbitration; Consent to Jurisdiction. Except as set forth in this Section 9.3, the sole remedy for any claim, controversy or other dispute between or among the Parties, or any of them, regarding any matter relating to this Agreement any breach or interpretation of this Agreement (each a “Dispute”), shall be settled and resolved by binding arbitration in New York, New York, before a panel of three arbitrators at Judicial Arbitration and Mediation Services, Inc. (“JAMS”). Each Party shall select one arbitrator and those two arbitrators together shall select the third arbitrator. The arbitration shall be conducted in accordance with JAMS’ rules and procedures, including JAMS’s Comprehensive Arbitration Rules and Procedures, except as expressly modified by this paragraph. In reaching a decision on any Dispute, the arbitrators shall be bound by the provisions of this Agreement and by the law that the Parties have selected to govern the enforcement and interpretation of this Agreement. The arbitrators shall be required to render their decision in writing. The arbitrators‘ decision on the Dispute shall be a final and binding determination, and such decision may be confirmed and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrators shall have exclusive jurisdiction to determine any questions of arbitrability and any such question shall be governed by the New York civil practice laws and rules. The arbitrators shall also award the prevailing Party or Parties such Party’s or Parties’ reasonable attorneys’ fees and litigation expenses in accordance with Section 9.4 below, and shall order the non-prevailing Party or Parties to pay the prevailing Party’s or Parties’ arbitrator’s fees and expenses as part of the arbitration award. For such purpose, the arbitrators shall determine the prevailing Party or Parties. Each Party agrees to accept service of process for all arbitration proceedings in accordance with JAMS’ rules. Nothing in this paragraph shall prevent any Party from (i) seeking and obtaining injunctive or other equitable relief through an action in court; (ii) joining any Party as a defendant in any action brought by or against a third party; (iii) bringing an action in court to effect any attachment or garnishment; or (iv) bringing an action in court to compel arbitration as required by this paragraph. The Parties agree that in the event the arbitrators decide that a Dispute is not subject to arbitration, all actions or proceedings arising directly or indirectly from this Agreement shall be litigated in courts having a situs within New York County, New York, and hereby consent to the jurisdiction of any federal court in which such an action is commenced that is located in New York County, New York and agree not to disturb such choice of forum.

9.4    Attorneys’ Fees. If an action (including arbitration) is brought to interpret, apply or enforce any of the terms of this Agreement, or because of a Party’s breach of any provision of this Agreement, the losing Party shall pay the prevailing Party’s or Parties’ attorneys’ fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. In addition to the foregoing award of attorneys’ fees, the prevailing Party or Parties shall be entitled to such Party’s or Parties’ attorneys’ fees incurred in any post-judgment proceeding to enforce any award or judgment arising out of an action in connection with this Agreement.

9.5    Amendment, Modification and Waiver. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each Party, except that any Party may waive any obligation owed to such Party by any other Party under this Agreement, provided such waiver is in writing. The waiver by a Party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.6    Severability. If any provision of this Agreement as applied to a Party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

9.7    Binding Effect. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by a Party without the advance written consent of the other Parties.

9.8    Further Acts. Time is of the essence. Each Party shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts, as reasonably requested by any other Party in order to consummate and give effect to the transactions contemplated by this Agreement.

9.9    Counterparts. This Agreement may be executed electronically and in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

9.10    Construction. In all instances when appearing in this Agreement, the terms “including,” “include” and “includes” shall be deemed to be followed by “without limitation.”

THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THE FOREGOING AGREEMENT AND KNOW THE CONTENTS THEREOF AND AGREE THAT THEY HAVE ENTERED INTO THIS AGREEMENT FREELY AND WITH THE ADVICE OF LEGAL COUNSEL.

[Signature Pages Follow]

IN WITNESS WHEREOF, all Parties have executed this Settlement, Termination, Release and Equity Purchase and Loan Agreement, and upon full execution and delivery by all signatories, this Agreement shall be deemed effective as of the Effective Date.

MULLEN:

Mullen Technologies, Inc.

By:	/s/ David Michery
Name:	David Michery
Its:	Chief Executive Officer

Address:	1405 Pioneer Street
Brea, CA 928216

Email:

IN WITNESS WHEREOF, all Parties have executed this Settlement, Termination, Release and Equity Purchase and Loan Agreement, and upon full execution and delivery by all signatories, this Agreement shall be deemed effective as of the Effective Date.

DRAWBRIDGE:

Drawbridge Investments, LLC

By:	/s/ Tsvi Davis
Name:	Tsvi Davis
Its:	Member

Address:	211 Boulevard of the Americas, Suite 205
Lakewood, NJ 08701

Email:

IN WITNESS WHEREOF, all Parties have executed this Settlement, Termination, Release and Equity Purchase and Loan Agreement, and upon full execution and delivery by all signatories, this Agreement shall be deemed effective as of the Effective Date.

DBI:

DBI Lease Buyback Servicing, LLC

By:	/s/ Moshe Minz
Name:	Moshe Minz
Its:	Managing Member

Address:	211 Boulevard of the Americas, Suite 206
Lakewood, NJ 08701

Email:

EXHIBIT A

Purchase Agreement

[see attached]

EXHIBIT B

Option Agreement

[see attached]

EXHIBIT C

New Note

[see attached]

EXHIBIT D

Amended and Restated Articles

[see attached]

EXHIBIT E

Assignment Separate From Certificate

FOR VALUE RECEIVED, the undersigned, Drawbridge Investments, LLC, a New Jersey limited liability company (the “Transferor”), does hereby sell, assign and transfer to Mullen Technologies, Inc., a California corporation (the “Company”), an aggregate of 29,152,500 shares of common stock of the Company (the “Shares”), standing in the Transferor’s name on the books of the Company, [represented by Stock Certificate Nos. [__]1, and does hereby irrevocably constitute and appoint ________________________________, as its true and lawful attorney-in-fact to transfer the Shares on the Company’s books and records, with full power of substitution in the premises.

Dated:    ________________

Drawbridge Investments, LLC

By:

Name:

Its:

1 NTD: TBD whether Existing Shares are certificated.